Exhibit 10.12

Summary of BSPCE Plan

Employee warrants, or BSPCE, entitle a holder to exercise the warrant for the underlying vested shares at an exercise price per share determined by our board of directors equal to the higher of (1) the fair market value of an ordinary share on the date of grant and (2) if the company has carried out a capital increase within six months prior to the attribution of employee warrants, the issue price of such capital increase.

Employee warrants may only be issued by growth companies meeting certain criteria. Most significantly, the issuer must have been registered for less than 15 years and 25% of the issuer’s share capital must have been continuously held since the company’s formation by natural persons or by holding companies, of which 75% of such holding company’s share capital is held by natural persons. The calculation of such threshold does not include venture capital mutual investment fund (fonds commun de placement à risques), specialized professional funds (fonds professionnels spécialisés), private equity funds (fonds professionnels de capital investissement), local investment funds (fonds d’investissement de proximité) and innovation-focused mutual funds (fonds commun de placement dans l’innovation).

Administration. We are no longer eligible to issue employee warrants since we no longer satisfy the legal conditions necessary to issue such employee warrants. Pursuant to delegations granted at our annual shareholders’ meetings, outstanding employee warrants were granted by our board of directors, which determined the recipients, dates of grant and exercise price, number of employee warrants to be granted and the terms and conditions of the employee warrants. The board of directors still has the authority to extend the post-termination exercise period of employee warrants after the termination of the employment agreement.

Employee Warrants. Our outstanding employee warrants were generally granted (1) either subject to a three-year vesting schedule under which one-third (1/3) of the employee warrants vest upon the first anniversary of grant and one-third (1/3) at the expiration of each year thereafter, subject to continued service, or (2) subject to a five-year vesting schedule under which 40% of the employee warrants vest upon the second anniversary of grant and 20% at the expiration of each year thereafter, subject to continued service. In each case, any warrant which is not exercised before the tenth anniversary of the date of grant will automatically lapse. Our employee warrants granted in 2010 also provide that in the event of a change in control, as defined in the relevant grant documents, unvested warrants will automatically vest in full.

The term of each employee warrant is ten years from the date of grant or, in the case of death or disability of the beneficiary during such ten-year period, nine months from the death or disability of the beneficiary in accordance with French law. An employee warrant shall remain exercisable for three months following a beneficiary’s termination of continuous status with the Company. In the case of our employee warrants granted in 2010, the warrants could also remain exercisable for a longer period if so resolved by the board of directors before the expiry of such three-month period.

Employee warrants are not transferable and may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by laws of descent or distribution and may be exercised, during the lifetime of the beneficiary, only by the beneficiary.

As of December 31, 2014, 212,670 employee warrants exercisable for an aggregate of 220,886 ordinary shares at a weighted average exercise price of €13.15 per share, were outstanding, of which 16,000 employee warrants are held by our directors and executive officers.